Exhibit 10

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 28, 2006

among

SAUER-DANFOSS INC.

The Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES:

Schedule 1.01 — Pricing Schedule
Schedule 2.01 — Commitments
Schedule 3.05 — Subsidiaries
Schedule 3.10 — Foreign Pension Plan Matters
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Designation Letter
Exhibit C — Form of Termination Letter
Exhibit D — Mandatory Costs Rate Calculation

Exhibit E — Form of German Tax Confirmation

AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 28, 2006, among Sauer-Danfoss Inc., the Subsidiary Borrowers party hereto, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent.

RECITALS

A.            The Borrowers, the Administrative Agent and the financial institutions designated as existing lenders on Schedule 2.01 (“Existing Lenders”) are party to that certain Credit Agreement dated as of December 15, 2005 the (“Existing Credit Agreement”).

B.            The Borrowers, the Administrative Agent and the Existing Lenders wish to amend and restate the Existing Credit Agreement on the terms and conditions set forth below to, among other things, add a term loan facility and reallocate the Commitments.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity or Business” means either (a) the assets constituting a business, division, facility, product line or line of business of any Person not already a Subsidiary or (b) all or a portion of the capital stock of any such Person so that, as a result of such acquisition or merger, such Person becomes a Subsidiary (or shall be merged with and into the Borrower or a Wholly-Owned Subsidiary, with the Borrower or such Wholly-Owned Subsidiary being the surviving Person).

“Acquired Lien” is defined in Section 6.02(c).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Loan or any Letter of Credit.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affirmation” means (a) that certain Affirmation of Security Documents dated as of the date hereof made by the Credit Parties in favor of the Secured Parties and (b) such related affirmations as the Administrative Agent may reasonably request with respect to the Pledge Agreement Collateral, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Agreement” means this Amended and Restated Credit Agreement, as further amended, restated, modified or supplemented from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Borrower” means, with respect to any Loan or other amount owing hereunder or any matter pertaining to such Loan or other amount, whichever of the Borrowers is the primary obligor on such Loan or other amount.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.15(b).

“Applicable Lending Installation” is defined in Section 2.02(e).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth on Schedule 1.01 under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Disposition” means any sale, transfer or other disposition of any asset of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than (a) the sale of inventory or products in the ordinary course or the sale of obsolete or worn out property in the ordinary course, and (b) the sale of cash equivalents in the ordinary course of business).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Sauer-Danfoss Inc., a Delaware corporation.

“Borrowers” means the Borrower and each Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans or (b) Term Loans, in the case of each of (a) and (b), of the same Type, made, converted or continued on the same date to the same Applicable Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that (a) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans or Letters of Credit denominated in a Foreign Currency, such day is also a day (i) open for general business in the principal financial center of the relevant jurisdiction and (ii) open for general business in London and (b) with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros; and provided further that, when used in connection with a Swingline Foreign Currency Loan, the term “Business Day” means any day on which banks are open for dealings in deposits in the currency in which such Swingline Foreign Currency Loan is denominated in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than (i) Klaus H. Murmann, his family or any trust or other entity owned or controlled by Klaus H. Murmann or his family and/or (ii) Danfoss A/S, directly or indirectly, of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral and all cash delivered as collateral pursuant to Section 2.06(j).

“Collateral Agent” means the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Commitment” means either a Revolving Commitment or a Term Commitment.

“Consolidated Net Worth” means, at any time, consolidated stockholders’ equity for the Borrower and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Subsidiary” means each of the Subsidiary Guarantors and each Subsidiary which is either a Pledged Subsidiary or a Wholly-Owned Subsidiary of a Pledged Subsidiary.

“Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.10(g), the Subsidiary Guaranty, the Parent Guaranty and each Security Document.

“Credit Group” means the Borrowers, each Subsidiary Guarantor and each Pledged Subsidiary.

“Credit Parties” means the Borrowers and each Subsidiary Guarantor.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designation Letter” means a letter in substantially the form of Exhibit B hereto.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.

“Domestic Subsidiary” means each Subsidiary that is incorporated under the laws of the United States, any State thereof or the District of Columbia.

“EBITDA” means, for any applicable computation period, the Borrower’s and Subsidiaries’ Net Income on a consolidated basis from continuing operations (without giving effect to any extraordinary gains or extraordinary losses), plus, to the extent included in the determination of Net Income, (a) income and franchise taxes paid or accrued during such period, (b) Net Interest Expense for such period and (c) amortization and depreciation deducted in determining Net Income for such period.  For purposes of the computation of the Leverage Ratio for any period during which an Acquired Entity or Business was acquired, EBITDA shall be calculated on a pro forma basis as if such Acquired Entity or Business had been acquired (and any related Indebtedness incurred) on the first day of such computation period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” means the single currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Value” has the meaning assigned to such term in Section 5.01(c)(iv).

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Loan is (or any Loan that has been requested at such time would be) denominated in a currency other than Dollars, each of:

(a) the last Business Day of each calendar month,

(b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured

by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any of the Borrowers is organized or in which its principal office is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” is defined in the Recitals hereto.

“Existing Lenders” is defined in the Recitals hereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FIH” means FIH Erhvervsbank A/S.

“FIH Sharing Debt” means (a) Indebtedness of the Borrower to FIH under that certain Loan Agreement dated 14 November 2005 among the Borrower, Sauer-Danfoss Denmark and FIH in the aggregate original principal amount of $30,000,000 and (b) any Indebtedness of Sauer-Danfoss Denmark to FIH under such Loan Agreement, in an aggregate amount not in excess of €38,450,000, that may be assumed by the Borrower to the extent that Sauer-Danfoss Denmark is fully released from the assumed obligation.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or a Subsidiary, as applicable.

“Foreign Currency” means (a) with respect to any Revolving Loan, Euros, Sterling, Danish Kroner and any other currency acceptable to the Administrative Agent and each of the Lenders that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, (b) with respect to any Letter of Credit, any currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Issuing Bank issuing such Letter of Credit, and (c) with respect to any Swingline Foreign Currency Loan, Euros, Sterling, Danish Kroner and any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Swingline Lender.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is organized.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means, without duplication, any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Off-Balance Sheet Liabilities and (l) net obligations of such Person under Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and except to the extent that the inclusion of such Indebtedness would result in double-counting such Indebtedness for purposes of this Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June, 2006, relating to the Borrower and the Transactions.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of December 15, 2005 among the Administrative Agent, the Collateral Agent, FIH and the Borrower, as from time to time amended and in effect.

“Interest Coverage Ratio” means as of the end of any fiscal quarter of the Borrower, the ratio of (a) EBITDA to (b) Net Interest Expense, in each case for the period of four fiscal quarters then ended, computed on a consolidated basis for the Borrower and its Subsidiaries.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.09(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means at any time, the ratio of Net Debt at such time to EBITDA for the most recently completed four fiscal quarters of the Borrower, computed on a consolidated basis for the Borrower and its Subsidiaries.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent of the respective interest rates per annum reported to the Administrative Agent by JPMorgan and each other Lender selected by the Administrative Agent (JPMorgan and each such other Lender, the “Reference Lenders”) as the rate at which each Reference Lender offers to place deposits in the currency of such Borrowing for such Interest Period to first-class banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing or payment denominated in Dollars, New York City time and (b) with respect to a Loan or Borrowing or payment denominated in any Foreign Currency, London time.

“Mandatory Costs Rate” means the rate at which additional interest is determined pursuant to Section 2.21(a) hereof, calculated in accordance with the formula and in the manner set forth in Exhibit D hereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under the Credit Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Proceeds” means:

(a)           in the case of any Asset Disposition, the aggregate amount of all cash payments received by the Borrower or any Subsidiary directly or indirectly in connection with such Asset Disposition (including any cash payments received by the Borrower or any Subsidiary in respect of any investments received in connection with such Asset Disposition); provided that Net Available Proceeds shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower or any Subsidiary in connection with such Asset Disposition, (ii) any foreign, federal, state, provincial and local income or other taxes reasonably estimated to be payable by the Borrower or any Subsidiary as a result of such Asset Disposition and (iii) any repayments by the Borrower or any Subsidiary of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on the property that is the subject of such Asset Disposition (other than a Lien that is junior to any Lien of the Collateral Agent on such property) and (y) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property; and

(b)           in the case of any sale of equity securities, the aggregate amount of all cash received by the Borrower or any Subsidiary in respect of such sale net of reasonable commissions, fees and expenses incurred by the Borrower or any Subsidiary in connection therewith.

“Net Debt” means (a) the Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, calculated in accordance with GAAP plus, without duplication, (i) all Off-Balance Sheet Liabilities of the Borrower and its Subsidiaries, (ii) the face amount of all outstanding letters of credit in respect of which the Borrower or any Subsidiary has any actual or contingent reimbursement obligation and (iii) the principal amount of all Guarantees of the Borrower and its Subsidiaries minus (b) the lesser of (I) $15,000,000 and (II) an amount equal to the sum of all cash and cash equivalents (determined in accordance with GAAP) of the Borrower and its Wholly-Owned Subsidiaries which are not restricted.  For purposes hereof, cash and cash equivalents shall be considered “restricted” to the extent that (A) same would appear as such on a consolidated balance sheet of the Borrower, (B) such cash or cash equivalents are not freely transferable to the Borrower (either directly or through Wholly-Owned Subsidiaries) without contractual or governmental restrictions or (C) any Person other than the Secured Parties under the Security Documents has any Lien or other security interest in such cash or cash equivalents.

“Net Income” means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period (determined before the deduction of minority interests) as determined in accordance with GAAP.

“Net Interest Expense” means, for any period, (a) total cash interest expense deducted in the computation of Net Income for such period (including that attributable to Capital Lease Obligations and interest paid under synthetic leases) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of rate hedging in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) minus (b) total interest income, to the extent added in the computation of Net Income, for such period, in each case determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

“Non-Covered Subsidiary” means a Subsidiary which is not a member of the Credit Group and is not a Covered Subsidiary.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any sale and leaseback transaction other than Capital Lease Obligations, (c) any liability under any so-called “synthetic lease” arrangement or transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Original Closing Date” means December 15, 2005.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent Guaranty” means that certain guaranty dated as of December 15, 2005 by the Borrower in favor of certain Secured Parties, as the same may be amended, restated, modified or supplemented from time to time.

“Participant” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the acquisition by the Borrower or a Wholly-Owned Subsidiary of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into a Wholly-Owned Subsidiary (so long as the survivor of such merger is a Wholly-Owned Subsidiary)); provided that, in each case, (a) the applicable Acquired Entity or Business is engaged in a business permitted by Section 5.03 and (b) in the case of a stock acquisition, such acquisition shall have been approved by the board of directors of the Acquired Entity or Business.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)            easements, zoning restrictions, rights-of-way, encroachments and similar charges or encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Securitization” means any receivables financing program providing for the sale of accounts receivables, payment intangibles, accounts or notes receivable and related rights by the Borrower or its Subsidiaries to an SPC for cash in transactions purporting to be sales (and treated as sales for GAAP purposes), which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent; provided that the Receivables Transaction Attributed Indebtedness associated therewith shall at no time aggregate in excess of $75,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means, collectively, the Pledge Agreement(s) dated as of December 15, 2005 made by the Borrower in favor of the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, restated, modified or supplemented from time to time, and each other document or instrument pursuant to which Equity Interests are pledged to the Collateral Agent for the benefit of the Secured Parties pursuant hereto.

“Pledge Agreement Collateral” means all “Collateral” as defined in the Pledge Agreements.

“Pledged Subsidiary” means a Subsidiary 100% (65% in the case of Foreign Subsidiaries) of the Equity Interests of which have been pledged to the Collateral Agent pursuant to the Pledge Agreements.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Permitted Securitization on any date of determination that would be characterized as principal if such Permitted Securitization were structured as a secured lending transaction rather than as a purchase.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Revolving Commitments and outstanding Term Loans representing not less than 51% of the sum of the total Revolving Credit Exposures, unused Revolving Commitments and outstanding Term Loans at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The aggregate amount of the Lenders’ Revolving Commitments as of the date hereof is $300,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment (or, after the Revolving Commitments have terminated, a Lender with Revolving Credit Exposure).

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Maturity Date” means December 15, 2010.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sauer-Danfoss Denmark” means Sauer-Danfoss Holding ApS, a Danish corporation.

“Sauer-Danfoss OHG” means Sauer-Danfoss GmbH & Co. OHG, a German partnership.

“Secured Parties” shall have the meaning assigned that term in the respective Security Documents.  As of the date hereof, the Secured Parties include the Administrative Agent, the Collateral Agent, the Lenders and FIH.

“Security Documents” means and includes the Affirmation, the Pledge Agreements and each other document or instrument pursuant to which security is granted to the Collateral Agent for the benefit of the Secured Parties pursuant hereto.

“SPC” means a special purpose, bankruptcy-remote Subsidiary formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable, payment intangibles, accounts or notes receivable and related rights in connection with and pursuant to a Permitted Securitization.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the

Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Step Transaction” means, collectively, a series of related transactions occurring within a thirty-day period (a) whereby Equity Interests in a Non-Covered Subsidiary are indirectly transferred to another Non-Covered Subsidiary and (b) as a part of which no other investment is made in such Non-Covered Subsidiary except for investments permitted by Section 6.04.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Borrower” means Sauer-Danfoss Denmark, Sauer-Danfoss OHG and each Wholly-Owned Subsidiary designated as such by the Borrower pursuant to Section 2.20.

“Subsidiary Guarantor” means each Subsidiary of the Borrower which is a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Subsidiary Guaranty dated as of December 15, 2005 made by the Subsidiaries party thereto in favor of certain Secured Parties, as the same may be amended, restated, modified or supplemented from time to time.  The Subsidiary Guarantors party to the Subsidiary Guaranty as of the date hereof are so designated on Schedule 3.05 hereto.

“Substantial Portion” means, with respect to the property of the Borrower and its Subsidiaries, property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the last day of the month preceding the month in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Dollar Loan” means a Swingline Loan denominated in Dollars.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Foreign Currency Loan” means a Swingline Loan denominated in a Foreign Currency.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swingline Rate” means (a) with respect to any Swingline Dollar Loan, ABR or such other rate per annum upon which the Applicable Borrower and the Swingline Lender may agree with respect to such Loan and (b) with respect to a Swingline Foreign Currency Loan, such rate per annum upon which the Applicable Borrower and the Swingline Lender may agree with respect to such Loan.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Term Loan.  The amount of each Lender’s Term Commitment is set forth on Schedule 2.01.  The aggregate amount of the Lenders’ Term Commitment as of the date hereof is €39,663,652.23.

“Term Lender” means a Lender having a Term Commitment or to which a Term Loan is owed.

“Term Loan” means, with respect to each Lender, such Lender’s pro-rata portion of the term loan Advances made by the Term Lenders pursuant to Section 2.01(b) and, with respect to all Term Lenders, the aggregate of all such pro-rata portions.

“Term Maturity Date” means July 28, 2013.

“Termination Letter” means a letter in substantially the form of Exhibit C hereto.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Credit Documents and any Designation Letters, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).  Unless the context otherwise requires, “Wholly-Owned Subsidiary” means a Wholly-Owned Subsidiary of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and

Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05.  Foreign Currency Calculations.  (a) For purposes of determining the Dollar Equivalent of any Advance denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).

(b)  For purposes of any determination under Article VI or Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.03 or 6.04, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrowers.

SECTION 1.06.  Redenomination of Certain Foreign Currencies.  (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period or, in the case of a Swingline Foreign Currency Loan, on the day on which such Loan is repaid.

(b)  Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euros.

(c)  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Foreign Currency.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  (a)    Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans denominated in Dollars and Foreign Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b)           Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan in Euros to the Borrower on the Effective Date in a principal amount that will not result in (i) such Lender’s Term Loan exceeding such Lender’s Term Commitment or (ii) the sum of the Term Loans exceeding the total Term Commitments.  No amount of the Term Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments.  Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Lenders ratably in accordance with their respective Term Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.14, each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and (ii) each Revolving Borrowing denominated in a Foreign Currency and the Term Loans shall be comprised entirely of Eurocurrency Loans.

(c)           At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.  Borrowings of more than one Type and Class may be outstanding at the same time.  Notwithstanding the foregoing, Loans which are not denominated in Dollars may be made in amounts and increments in the applicable Foreign Currency satisfactory to the Administrative Agent and, where applicable, the Swingline Lender.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Maturity Date, as applicable.

(e)           Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender that has been designated by such Lender to the Administrative Agent (an “Applicable Lending Installation”) to make such Loan; provided that the making of any such ABR Loan or Eurocurrency Loan by any such office, branch or Affiliate shall not affect the obligation of the Applicable Borrower to repay such Loan in accordance with the terms of this Agreement.  All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation.  Each Lender may, by written notice to the Administrative Agent, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (and in the case of Borrowings in Danish Kroner, four) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, on the Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the identity of the Applicable Borrower;

(ii)           the aggregate amount of the requested Borrowing;

(iii)          if it is a Revolving Borrowing, the currency (which may be Dollars or a Foreign Currency) in which such Borrowing is to be denominated;

(iv)          the date of such Borrowing, which shall be a Business Day;

(v)           in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi)          in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(vii)         the location and number of the Applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing, unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  [Intentionally Omitted]

SECTION 2.05.  Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in Dollars and Foreign Currencies to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender may, but shall not be required to, make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Loan in the case of Swingline Loans denominated in Dollars, not later than 11:00 a.m., Local Time, one Business Day before the day of a proposed Swingline Loan in the case of Swingline Loans denominated in Danish Kroner and not later than 10:00 a.m., Local Time, on the day of any other proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify (i) the identity of the Applicable Borrower, (ii) the requested date (which shall be a Business Day), (iii) whether such Swingline Loan is to be denominated in Dollars or a Foreign Currency and (iv) the amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender and the Borrower shall agree upon the Swingline Rate applicable to such Swingline Loan, provided that if such agreement cannot be reached prior to 2:00 p.m., Local Time, on the day of a proposed Swingline Loan in the case of Swingline Loans denominated in Dollars, noon, Local Time, one Business Day before the day of a proposed Swingline Loan in the case of Swingline Loans denominated in Danish Kroner and 11:00 a.m., Local Time, on the day of any other proposed Swingline Loan, then such Swingline Loan shall not be made.  The Swingline Lender shall make each Swingline Loan available to the Applicable Borrower by means of a credit to the general deposit account of the Applicable Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, in the case of a Swingline Dollar Loan, and 3:00 p.m., London time, in the case of a Swingline Foreign Currency Loan, on the requested date of such Swingline Loan.

(c)           The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate, and such amount of Swingline Loans, if denominated in Foreign Currency, shall be converted to and payable in Dollars and shall thereafter bear interest payable by the Applicable Borrower at the Alternate Base Rate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or, as to then outstanding Swingline Loans, the reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Applicable Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Applicable Borrower of any default in the payment thereof.

SECTION 2.06.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars or Foreign Currencies for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Letters of Credit may be issued for the benefit of creditors of either the Borrower or its Subsidiaries.  Letters of Credit shall be governed by the laws of either England or the State of New York.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the currency in which the Borrower proposes such Letter of Credit be denominated and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, such amount, if denominated in Foreign Currency, shall be converted to Dollars as of the date of the LC Disbursement and shall bear interest from and including such date when due at a rate equal to the rate set forth in Section 2.13(d) for ABR Revolving Loans, and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to any party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived to the extent permitted by applicable law) suffered by such party that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving

Loans.  Interest accrued pursuant to this paragraph shall be payable on demand and shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued to the date of such replacement for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash (in currencies corresponding to the currencies in which the outstanding Letters of Credit are denominated) equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Applicable Borrower maintained with the Administrative Agent in Chicago, Illinois (or, in the case of Subsidiary Borrowers or Loans denominated in a Foreign Currency, to an account designated by the Applicable Borrower and reasonably acceptable to the Administrative Agent) and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency) or (ii) in the case of the Applicable Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Foreign Currency Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type and denominated in the Foreign Currency resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period).  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration.

SECTION 2.09.  Termination, Reduction and Increase of Commitments.  (a)  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date and the Term Commitments shall terminate on the Effective Date after the Term Loans are made.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

(d)           The Borrower may, from time to time, at its option, seek to increase the total Revolving Commitments by up to $50,000,000 (resulting in maximum total Revolving Commitments of $350,000,000) upon at least ten (10) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default has occurred and is continuing.  After delivery of such notice, the Administrative Agent or the Borrower, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Lender in its sole discretion) in the total Revolving Commitments on either a ratable basis to the Revolving Lenders or on a non pro-rata basis to one or more Revolving Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent, the Issuing Bank and the Borrower.  No increase in the total Revolving Commitments shall become effective until the existing or new Lenders extending such incremental Revolving Commitment amount and the Borrower shall have delivered to the Administrative Agent a document in form reasonably satisfactory to the Administrative Agent pursuant to which any such existing Lender states the amount of its Revolving Commitment increase, any such new Lender states its Revolving Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrower accepts such incremental Revolving Commitments.  The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Revolving Commitment, of a direct (in the case of Revolving Loans) or participation (in the case of Letters of Credit) interest in each then outstanding Revolving Loan and Letter of Credit such that, after giving effect thereto, all

Revolving Credit Exposure hereunder is held ratably by the Revolving Lenders in proportion to their respective Revolving Commitments.  Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and commitment and letter of credit fees.  The Borrower shall make any payments under Section 2.16 resulting from such assignments.  Any such increase of the total Revolving Commitments shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.  (a)  Each Applicable Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each of its Revolving Loans on the Revolving Maturity Date, and to the Swingline Lender the then unpaid principal amount of each of its Swingline Loans, if any, on the earlier of the Revolving Maturity Date and the 30th day after which such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Applicable Borrower shall repay each of its Swingline Loans, if any, then outstanding.

(b)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender its pro-rata share of €1,983,182.61 on each of September 30, 2010, December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013, and the then unpaid principal amount of its Term Loan on the Term Maturity Date.

(c)           The obligations of each of the Borrowers under this Agreement are several, not joint, and none of the Borrowers shall be responsible for any other Borrower’s failure to make any payments under this Agreement or any other Credit Document; provided, however, that nothing herein shall affect or impair the obligations of the Borrower or any Subsidiary Guarantor under the Parent Guaranty or the Subsidiary Guaranty.

(d)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the amount of Letters of Credit issued hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)            The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and LC Disbursements in accordance with the terms of this Agreement.

(g)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(h)           If at any time the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Revolving Commitments of the Lenders, the Borrower shall immediately prepay Revolving Loans and/or Swingline Loans in the amount of such excess.  To the extent that after the prepayment of all Revolving and Swingline Loans an excess of the Revolving Credit Exposure over the aggregate Revolving Commitments still exists, the Borrower shall promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

(i)            The Administrative Agent will determine the aggregate LC Exposure and the Dollar Equivalent of each Loan on each Exchange Rate Date.  If at any time the sum of such amounts exceeds the aggregate Revolving Commitments of the Lenders, the Borrower shall immediately prepay, or cause to be prepaid, Revolving Loans and/or Swingline Loans in the amount of such excess.  To the extent that after the prepayment of all Revolving and Swingline Loans an excess of the sum of such amounts over the aggregate Revolving Commitments still exists, the Borrower shall promptly cash collateralize, or cause to be cash collateralized, the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

SECTION 2.11.  Prepayment of Loans.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)           The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(c)           The Borrower shall make mandatory prepayments of the Term Loan as follows:

(i)            Contemporaneously with the delivery of any compliance certificate required under Section 5.01(c), the Borrower shall deliver to the Administrative Agent a quarterly certificate (a “Prepayment Certificate”) setting forth the aggregate amount of Net Available Proceeds received by the Borrower or any of its Subsidiaries from Asset Dispositions during the fiscal quarter just ended and (by quarter) during the period from the beginning of the previous fiscal year to the end of the fiscal quarter just ended.  If, as reflected in the Prepayment Certificate, the aggregate Net Available Proceeds received by the Borrower or any of its Subsidiaries from all Asset Dispositions (other than Asset Dispositions to the Borrower or a Subsidiary) in any fiscal year of the Borrower exceed $10,000,000 for such fiscal year (such amount for any fiscal year being such fiscal year’s “Excess Amount”), then (subject to the following provisos) within three Business Days after the date of delivery of the Prepayment Certificate relating to the fourth fiscal quarter after the fiscal quarter in which any such Net Available Proceeds are received, the Borrower shall prepay the Term Loan in an amount equal to the applicable Excess Amount or portion thereof (net of prior prepayments made with respect to Net Available Proceeds received in the applicable fiscal year); provided that (A) no prepayment shall be required unless the aggregate prepayment due in connection with the delivery of a Prepayment Certificate is at least $250,000, and (B) if the Borrower or any Subsidiary applies (or commits to apply) the Net Available Proceeds from an Asset Disposition (or a portion thereof) within twelve months after receipt of such Net Available Proceeds, and at a time when no Event of Default has occurred and is continuing, to pay all or a portion of the purchase price in connection with a Permitted Acquisition or to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other capital assets useful or to be used in the business of the Borrower and the Subsidiaries, then no prepayment shall be required pursuant to this paragraph in respect of the Net Available Proceeds (or portion thereof, if applicable) from such Asset Disposition except (x) to the extent of any such Net Available Proceeds that have not been so applied (or committed to be so applied) by the end of such twelve-month period (or if committed to be so applied within such twelve-month period, have not been so applied within 18 months after receipt), or (y) if an Event of Default shall thereafter occur and such Net Available Proceeds have not yet been so applied or committed to be so applied, in either of which events the Borrower shall within three Business Days thereafter make a prepayment in an amount equal to such Net Available Proceeds that have not been so applied (or committed to be so applied) prior to the expiration of such period or the occurrence of such Event of Default.  If the Borrower applies or commits to apply Net Available Proceeds pursuant to the provisions of clause (B) above, then the Borrower shall provide such information with respect to such reinvestment as the Administrative Agent may reasonably request.  Notwithstanding the foregoing, no Prepayment Certificate shall be required to include information with respect to any fiscal year ending prior to January 1,

2006, and no proceeds from any Asset Disposition occurring prior to the Effective Date shall be deemed Net Available Proceeds.

(ii)           Concurrently with the receipt thereof by the Borrower or any Subsidiary, the Borrower shall prepay the Term Loan in the amount by which the Net Available Proceeds realized upon the sale by the Borrower or such Subsidiary of any equity securities (other than sales to the Borrower or a Subsidiary) exceed $500,000 for such sale; provided that no such prepayment shall be required unless such excess amount is at least $250,000.

Notwithstanding the foregoing, no such prepayment shall be required if at the time of the proposed prepayment the Leverage Ratio is less than 2.75 to 1.0.

(d)           All prepayments of the Term Loan, whether optional or mandatory, shall be applied to the remaining principal installments thereof in inverse order of maturity.

SECTION 2.12.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender (with Swingline Loans not being treated as usage) during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates.  For purposes of the preceding sentence, the unused amount of the Revolving Commitment of any Lender that is also the Swingline Lender shall be deemed reduced by the principal amount of any Swingline Loans then outstanding.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving

Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days (but in the case of Letters of Credit denominated in Sterling shall be computed on the basis of a year of 365 days, or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to such Person) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (excluding Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Each Swingline Loan shall bear interest at the Swingline Rate.

(d)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any of the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section (or the corresponding rate in the case of amounts payable in currencies other than Dollars).

(e)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)            All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, (ii) interest on Borrowings denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis, and (iii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective, (ii) such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in a Foreign Currency, as a Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lenders of making or maintaining such Borrowing, and (iii) if any Borrowing Request specifies a Eurocurrency Borrowing in such currency, such Borrowing shall be made as a Borrowing bearing interest at (A) if such Borrowing is requested to be made in Dollars, the Alternate Base Rate or (B) if such Borrowing is requested to be made in a Foreign Currency, such rate as the Administrative Agent determines adequately reflects the costs to the Lender of making or maintaining such Borrowing.

SECTION 2.15.  Increased Costs.  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)           impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered to the extent not already reflected in the Prime Rate.

(b)           If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or to be made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction actually suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency

Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Applicable Borrower shall compensate each affected Lender for its loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of any of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any of the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Applicable Borrower shall make such deductions and (iii) the Applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Applicable Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Applicable Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that in no event shall any of the Borrowers be liable to any Lender, the Administrative Agent or the Issuing Bank for any Taxes, Other Taxes, interest or penalties to the extent such Taxes, Other Taxes, interest or penalties are due to the gross negligence or willful misconduct of such Person.  A certificate specifying in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Applicable Borrower to a Governmental Authority, the Applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)            If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by one of the Borrowers or with respect to which one of the Borrowers has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Applicable Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Applicable Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Applicable Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Applicable Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any of the Borrowers or any other Person.

(g)           Nothing in this Agreement shall interfere with the right of each Lender to arrange its tax affairs as it deems fit.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  Each of the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments denominated in Dollars shall be made to the Administrative

Agent at its offices at 270 Park Avenue, New York, New York and all such payments denominated in a Foreign Currency shall be made to the Administrative Agent at its offices at J.P. Morgan Europe Limited, 125 London Wall, London, England, except in each case payments to be made directly to the Issuing Bank or Swingline Lender (which shall be to such account as the Swingline Lender designates) as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated, (iii) any reimbursement of taxes or expenses shall (so long as such currency is readily available to the Borrower) be made in the currency in which incurred, and (iv) any other amount due hereunder or under another Loan Document shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of (i) any obligations due and payable to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such obligations due and payable to such Lender at such time to (B) the aggregate amount of obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time obtained by all the Lenders at such time or (ii) any obligations owing (but not due and payable) to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such obligations owing (but not due and payable) to such Lender at such time to (B) the aggregate amount of obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time obtained by all the Lenders at such time, then the Lender receiving such greater proportion shall notify the

Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Term Loans, Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders, as applicable, or make such other adjustments as shall be equitable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any of the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Applicable Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Applicable Borrower in the amount of such participation.  Notwithstanding any of the foregoing, a Lender (for purposes of this Section, a “Recovering Lender”) is not obligated to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings if the Recovering Lender notified such other Lender of the legal or arbitration proceedings and such other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable after having received notice and did not take separate legal or arbitration proceedings.

(d)           Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Applicable Borrower will not make such payment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in a Foreign Currency).

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender provides notice of its intent to request or requests compensation under Section 2.15, or if any of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then, at the written request of the Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender provides notice of its intent to request or requests compensation under Section 2.15, or if any of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  The assignment fee payable in respect of such assignment pursuant to Section 9.04 shall be paid by the Borrower.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.  Subsidiary Borrowers.

(a)           The Borrower may, at any time or from time to time, propose designating one or more Wholly-Owned Subsidiaries of the Borrower as a “Subsidiary Borrower” hereunder by furnishing to the Administrative Agent a Designation Letter in duplicate, duly completed and executed by the Borrower and such Wholly-Owned Subsidiary, together with the items described in paragraphs (b) and (c) of Section 4.01 relating to such Subsidiary Borrower in substantially the same form and scope as those delivered with respect to any Subsidiary Borrower designated on the date of this Agreement (or, as the Administrative Agent may reasonably require if there were no such deliveries) and such other documents as the Administrative Agent shall reasonably request.  Upon receipt of any such designation, the Administrative Agent shall promptly notify the Revolving Lenders thereof.  Subject to receipt of the approval by each Revolving Lender of such designation (such approval not to be unreasonably delayed or withheld), such Subsidiary shall be a Subsidiary Borrower hereunder (with the related rights and obligations) and shall be entitled to request Revolving Loans and Swingline Loans on and subject to the terms and conditions of, and to the extent provided in, this Agreement.

(b)           So long as all Loans made to any Subsidiary Borrower and any related obligations have been paid in full, the Borrower may terminate the status of such Subsidiary Borrower as a Subsidiary Borrower hereunder by furnishing to the Administrative Agent a Termination Letter in duplicate, duly completed and executed by the Borrower and such Subsidiary.  Any Termination Letter furnished hereunder shall be effective upon receipt by the Administrative Agent, which shall promptly notify the Revolving Lenders.  Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery or (ii) the obligations of the Borrower under the Parent Guaranty with respect to any such unpaid obligations.

SECTION 2.21.  Additional Reserve Costs.  (a) For so long as any Lender is required to make special deposits with the Bank of England or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England and/or the Financial Services Authority, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans or Swingline Foreign Currency Loans, such Lender shall be entitled to require the Applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate.

(b)           For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate or the Mandatory Costs Rate) in respect of any of such Lender’s Eurocurrency Loans and Swingline Foreign Currency Loans, such Lender shall be entitled to require the Applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c)           Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and provided in reasonable detail in writing to the Applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.22.  Illegality.  If it becomes illegal in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or Letter of Credit, (a) that Lender shall promptly notify the Administrative Agent upon becoming aware of such event, (b) upon the Administrative

Agent notifying the Borrower, the Commitment of such Lender will immediately be cancelled to the extent required to avoid such illegality and (c) the Applicable Borrower shall repay such Lender’s Loans made to such Applicable Borrower on the last day of the Interest Period for each Loan occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).  In the event of any Commitment cancellation pursuant hereto, at the option of the Borrower made within ten (10) Business Days of such cancellation, a new or existing Lender acceptable to the Borrower, the Administrative Agent and the Issuing Bank may assume such cancelled Commitment pursuant to documentation reasonably satisfactory to the Borrower and the Administrative Agent; provided that no Lender shall be obligated to assume all or any part of any such cancelled Commitment.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each of the Borrowers’ corporate or comparable powers and have been duly authorized by all necessary corporate or comparable and, if required, equity holder action.  This Agreement has been duly executed and delivered by each of the Borrowers and constitutes a legal, valid and binding obligation of each of the Borrowers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority (except where the violation of such order could not reasonably be expected to have a Material Adverse Effect), (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets (except where such violation or default could not reasonably be expected to result in a Material Adverse Effect or liability to any Lender), or give rise to a right thereunder to require any payment in any material amount to be made by the Borrower or any of its Subsidiaries, and

(d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except Liens created under the Credit Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2006, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           Since December 31, 2005, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.  (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)           As of the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.05.  Schedule 3.05 correctly sets forth, as of the Effective Date, (i) the percentage ownership (direct or indirect) of the Borrower in each class of capital stock or other equity of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary.

SECTION 3.06.  Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)           Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.  Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (in each case giving effect to all applicable and permitted extensions) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

(b)           Each Foreign Pension Plan has been maintained in substantial compliance with its terms and in substantial compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  Except as set forth on Schedule 3.10, all contributions required to be made with respect to a Foreign Pension Plan have been timely made.  Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.  Except as set forth on Schedule 3.10, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

SECTION 3.11.  Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.  Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no significant unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (b) no significant strike, labor dispute, slowdown or stoppage is pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (c) to the knowledge of the Borrower, no question concerning union representation exists with respect to the employees of the Borrower or any of its subsidiaries, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.14.  Pari-Passu.  The obligations under this Agreement and the other Credit Documents rank at least pari-passu with the claims of all unsecured and unsubordinated creditors of any Credit Party except those claims which are given preference as a matter of law.

ARTICLE IV

Conditions

SECTION 4.01.  Effectiveness and Initial Credit Events.  This Agreement and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party to this Agreement and each other Credit Document either (i) a counterpart of such agreement on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of the signed signature pages) that such party has signed a counterpart of such agreement.

(b)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Credit Parties, in form and substance satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinion.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including all upfront fees payable to the Administrative Agent for the account of the Lenders and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)            All principal, interest, fees and other obligations of the Borrowers under the Existing Credit Agreement shall have been, or shall be contemporaneously with the making of any Borrowing on the Effective Date, paid in full.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, this Agreement and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on August 31, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing (except for those representations and warranties that speak to a prior date, which representations and warranties shall have been true and correct on and as of such prior date) or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           (i) within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) as soon as available but in any event within one hundred eighty (180) days after the end of each fiscal year of the Borrower, (A) for each member of the Credit Group other than the Borrower, its unaudited (and, if prepared, audited) consolidated (for itself and its Subsidiaries) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of its Financial Officers or independent public accountants, as applicable, as presenting fairly in all material respects the financial condition and results of operations of such member of the Credit Group and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, or generally accepted accounting principles in the jurisdiction of such member of the Credit Group, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (B) a reconciliation certified by one of its Financial Officers and in form and substance reasonably satisfactory to the Administrative Agent of the financial statements delivered for such fiscal year pursuant to Section 5.01(a)(i) and the financial statements delivered for such fiscal year pursuant to Section 5.01(a)(ii)(A);

(b)           within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.09 and 6.10, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) including a computation in form reasonably satisfactory to the Administrative Agent reflecting the aggregate book value, determined as of the applicable fiscal quarter end in accordance with GAAP, of (A) the assets (excluding Equity Interests in Subsidiaries and excluding the book value of any assets of a Non-Covered Subsidiary which is not a Wholly-Owned Subsidiary to the extent such book value exceeds the amount of the aggregate investments (equity investments plus outstanding Indebtedness) made by the Borrower or its Subsidiaries therein) of all Non-Covered Subsidiaries (such aggregate book value being the “Excess Value”) and (B) the assets (excluding Equity Interests in Subsidiaries) of the Borrower and the Covered Subsidiaries;

(d)           concurrently with any delivery of financial statements under clause (a)(i) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.  The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04.  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b)

maintain, with financially sound and reputable insurance companies (or through self-insurance), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, during normal business hours and upon reasonable prior notice, and without material disruption to the Borrower’s and each Subsidiaries’ business operations, to visit and inspect its properties, to examine and make extracts from its books and records to the extent related to the transactions contemplated by this Agreement and the other Credit Documents, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only for the general corporate purposes of the Borrower and its Subsidiaries, including the financing of working capital, in the ordinary course of business.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support the general corporate purposes of the Borrower and its Subsidiaries.

SECTION 5.09.  Further Assurances; etc.  (a) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require to assure the creation and continuation of perfected security interests in the Collateral and as are generally consistent with the terms of this Agreement and the Security Documents.  Furthermore, the Borrower will, and will cause its Subsidiaries to, deliver to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure compliance with this Section 5.09.

(b)           The Borrower agrees that each action required by clause (a) of this Section 5.09 shall be completed as soon as reasonably practical, but in no event later than thirty (30) days (or such greater number of days as the Collateral Agent may agree) after such action is requested to be taken by the Collateral Agent, the Administrative Agent or the Required Lenders.

SECTION 5.10.  Additional Guarantors and Collateral.  If at any time a certificate delivered pursuant to Section 5.01(c)(iv) reflects that both (a) the Excess Value exceeds fifteen percent (15%) of the consolidated assets of the Borrower and its Subsidiaries as of the applicable fiscal quarter end determined in accordance with GAAP (excluding Equity Interests in Subsidiaries and excluding the book value of any assets of a Non-Covered Subsidiary which is not a Wholly-Owned Subsidiary to the extent such value exceeds the amount of the aggregate investments (equity plus outstanding Indebtedness) made by the Borrower or its Subsidiaries in such Non-Covered Subsidiary) and (b) the consolidated assets of the Borrower and its Covered Subsidiaries as of the applicable fiscal quarter end determined in accordance with GAAP is less than $850,000,000, the Borrower shall, within ten (10) Business Days after delivery of such certificate (or such longer period to which the Administrative Agent may agree), either (1) cause one or more additional Subsidiaries to become Subsidiary Guarantors and/or cause one or more additional Subsidiaries to become Pledged Subsidiaries such that, after giving effect thereto on a pro-forma basis as of such fiscal year end, the Excess Value as of such fiscal year end is less than or equal to fifteen percent (15%) of the consolidated assets of the Borrower and its Subsidiaries as of such fiscal year end determined in accordance with GAAP or (2) cause the consolidated assets of the Borrower and its Covered Subsidiaries, determined in accordance with GAAP, to be at least $850,000,000.

ARTICLE VI

Negative Covenants

Until all Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder;

(b)           Indebtedness existing on the Original Closing Date and set forth in Schedule 6.01 but not extensions, renewals or replacements of any such Indebtedness; provided that a maximum of $76,500,000 (based on Exchange Rates as of November 30, 2005) in working capital and overdraft lines in effect on the Original Closing Date may be designated as renewable on Schedule 6.01;

(c)           Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(d)           Guarantees by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(e)           Indebtedness of any Subsidiary as an account party in respect of trade letters of credit or under Swap Agreements permitted by Section 6.05;

(f)            Indebtedness of any Person which becomes a Subsidiary which Indebtedness is in existence at the time such Subsidiary is acquired pursuant to an acquisition made in accordance with Section 6.04 and which is not incurred in anticipation of such acquisition; provided that the terms of such Indebtedness prohibit, or require a significant premium in the case of, prepayment of such Indebtedness and such Indebtedness does not exceed $10,000,000 in the aggregate at any time;

(g)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business (and not as part of an overdraft line or similar credit facility);

(h)           Indebtedness with respect to performance bonds, surety bonds, appeal bonds or custom bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries;

(i)            Indebtedness that may be deemed to exist in connection with obligations consisting of indemnification obligations, purchase price adjustments, warranty claims and similar obligations in connection with customer contracts or with agreements in connection with the acquisition or disposition of assets permitted by this Agreement;

(j)            Indebtedness of SPCs incurred in connection with Permitted Securitizations; provided that such Indebtedness shall be non-recourse to the Borrower and its other Subsidiaries; and

(k)           other Indebtedness in an aggregate principal amount not exceeding the sum of $5,000,000 plus an amount, not to exceed $20,000,000, equal to the aggregate amount, if any, by which outstanding Indebtedness set forth on Schedule 6.01 has been permanently repaid and not renewed (and not directly or indirectly refinanced by any other Subsidiary) after the Original Closing Date.

SECTION 6.02.  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of the Borrower or any Subsidiary existing on the Original Closing Date and set forth in Schedule 6.02 plus renewals and extensions of such Liens to the extent designated on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secured on the Original Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a

Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only Indebtedness permitted by Section 6.01(f) which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (“Acquired Liens”);

(d)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness not exceeding $10,000,000 in the aggregate, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e)           Liens created pursuant to the Security Documents;

(f)            licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in the ordinary course of business and not in connection with any financing;

(g)           Liens of lessors upon assets of the Borrower or any of its Subsidiaries subject to Capital Lease Obligations to the extent such Capital Lease Obligations are permitted hereunder;

(h)           Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business;

(i)            Liens upon assets of an SPC granted in connection with a Permitted Securitization and customary backup Liens granted by the transferor in accounts receivable and related rights transferred to an SPC in connection with a Permitted Securitization;

(j)            statutory and common law landlords’ Liens under leases to which the Borrower or any of its Subsidiaries is a party;

(k)           Liens arising out of any conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(l)            Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary in the ordinary course of business (and not as a security arrangement), in each case granted or existing in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing only amounts owing to such bank or banks with respect to cash management and operating account arrangements and not with respect to overdraft lines or similar facilities; and

(n)           other Liens securing Indebtedness at no time exceeding in aggregate outstanding principal amount an amount equal to $25,000,000 less the principal amount of any Indebtedness secured by Acquired Liens; provided, however, that no breach of this Section 6.02 shall be deemed to exist by virtue of the creation or incurrence of an Acquired Lien (the circumstance whereby the aggregate Indebtedness secured by Liens under this subsection 6.02(n) exceeds $25,000,000 as a result of an Acquired Lien being referred to as a “Permitted Excess”); provided, further, however, that for so long as a Permitted Excess exists no further Liens shall be permitted by this Section 6.02(n) and no Indebtedness secured pursuant to this Section 6.02(n) may be extended or refinanced on a secured basis.

SECTION 6.03.  Fundamental Changes.  (a)  The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if either such Subsidiary is a Subsidiary Guarantor, then the surviving entity shall also be a Subsidiary Guarantor) and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)           The Borrower will not, nor will it permit any Subsidiary to, make any Asset Disposition except for:

(i)            Asset Dispositions among the Borrowers and one or more Subsidiary Guarantors or among any Subsidiary Guarantors;

(ii)           Asset Dispositions by Foreign Subsidiaries (other than any Subsidiary Borrower) to either the Borrower or any Subsidiary;

(iii)          Asset Dispositions expressly permitted by Sections 6.04, 6.06 or 6.07;

(iv)          the distribution of promotional items in the ordinary course of business;

(v)           (A) the sale or discount without recourse and in the ordinary course of business of accounts receivable in connection with a Permitted Securitization or (B) the factoring of accounts receivable by Foreign Subsidiaries without recourse and in the ordinary course of business consistent with past practice;

(vi)          the granting of licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in the ordinary course of business and not in connection with any financing; and

(vii)         other Asset Dispositions of property that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of in Asset Dispositions made pursuant to this Section 6.03(b)(vii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of the Borrower and its Subsidiaries.

(c)           The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           cash and cash equivalents;

(b)           investments by the Borrower existing on the Original Closing Date in the Equity Interests of its Subsidiaries or listed on Schedule 3.10;

(c)           loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

(d)           Guarantees constituting Indebtedness permitted by Section 6.01;

(e)           investments by members of the Credit Group in the Equity Interests of other members of the Credit Group;

(f)            investments by Non-Covered Subsidiaries in the Equity Interests of other Non-Covered Subsidiaries, Step Transactions and contributions of the Equity Interests of any Non-Covered Subsidiary by a member of the Credit Group to any other Subsidiary; provided that the direct or indirect Equity Interest of the Borrower in such Non-Covered Subsidiary shall not be reduced as a result of such contribution;

(g)           Permitted Acquisitions made by the Borrower or any Wholly-Owned Subsidiary so long as: (i) no Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) after giving effect to such proposed Permitted Acquisition and any Indebtedness incurred in connection therewith, on a pro forma basis the Borrower is in compliance with the financial covenants set forth in Sections 6.09 and 6.10, (iii) if the aggregate consideration for such Permitted Acquisition is in excess of $25,000,000, the Borrower shall have given the Administrative Agent written notice of such proposed Permitted Acquisition at least ten (10) Business Days prior to the consummation of thereof (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall be executed by a Financial Officer of the Borrower, shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and shall be accompanied by calculations demonstrating the pro forma compliance referred to in subsection (ii) above;

(h)           investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i)            loans and advances to officers and employees of the Borrower or its Subsidiaries for moving, relocation, travel and other similar expenses at no time exceeding $1,000,000 in the aggregate in outstanding principal amount;

(j)            Swap Agreements to the extent permitted by Section 6.05;

(k)           promissory notes and other non-cash consideration received as a result of any Asset Disposition permitted hereunder; and

(l)            other investments (valued as of the time made) not at any time exceeding 10% of Consolidated Net Worth determined as of the most recent fiscal quarter end for which financial statements have been delivered pursuant to Section 5.01.

SECTION 6.05.  Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06.  Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (d) so long as no Default exists immediately before or immediately after giving effect thereto, the Borrower may make other Restricted Payments.

SECTION 6.07.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)           in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)           transactions between or among the Borrower and its Wholly-Owned Subsidiaries;

(c)           customary fees paid to non-officer directors of the Borrower and its Subsidiaries;

(d)           the issuance of shares of the Borrower’s or its Subsidiaries’ Equity Interests as otherwise permitted by this Agreement;

(e)           the entering into, and the making of payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practices;

(f)            the payment of reasonable management fees, licensing fees and similar fees to the Borrower or to any Subsidiary by any Subsidiary; and

(g)           any Restricted Payment permitted by Section 6.06.

SECTION 6.08.  Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Original Closing Date identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this

Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, restrictions on the transfer of any asset pending the close of the sale of such asset and restrictions on the transfer of any asset subject to a Lien permitted hereunder.

SECTION 6.09.  Minimum Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than or equal to 3.00:1.00.

SECTION 6.10.  Maximum Leverage Ratio.  The Borrower will cause the Leverage Ratio to be less than 3.25 to 1.00 at all times.

SECTION 6.11.  Subordinated Indebtedness; Other Indebtedness and Payments.  The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any subordinated Indebtedness, except to the extent such amendment or modification does not affect the subordination provisions thereof, does not make the covenants or defaults less advantageous to the Borrower or its Subsidiaries and is not otherwise material, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any subordinated Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any single Indebtedness that constitutes a Material Indebtedness or collective Indebtedness that constitutes Material Indebtedness or any subordinated Indebtedness prior to the date when due (other than its obligations hereunder) while a Default has occurred and is continuing or in violation of any relevant term of subordination.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           any of the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any cash collateral amount due pursuant to Section 2.06(j) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any of the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied (if capable of remedy) for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, taking into account any applicable grace or cure periods, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, taking into account any applicable grace or cure periods; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (exclusive of amounts covered by insurance where the applicable insurer has acknowledged liability) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $5,000,000 in any year or (ii) $10,000,000 for all periods (in each case, exclusive of amounts covered by insurance where the applicable insurer has acknowledged liability);

(m)          a Change in Control shall occur;

(n)           the Parent Guaranty, the Subsidiary Guaranty or any provisions thereof shall cease to be in full force or effect as to the Borrower or any Subsidiary Guarantor, or the Borrower, any Subsidiary Guarantor or any Person acting for or on behalf of the Borrower or any Subsidiary Guarantor shall deny or disaffirm the Borrower’s or such Subsidiary Guarantor’s obligations under the Parent Guaranty or the Subsidiary Guaranty, as applicable; or

(o)           any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document.

then, and in every such event (other than an event with respect to any of the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any of the Borrowers described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank (or, in the case of a payment default in respect of an amount required to be paid to the Administrative Agent, until the Administrative Agent has actual knowledge of such default).  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currencies.  The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.

Without limiting the foregoing, the Administrative Agent and Collateral Agent are hereby authorized by the Lenders to enter into any amendments to the Intercreditor Agreement or the Pledge Agreements, in their respective capacities as Administrative Agent and Collateral Agent acting on behalf of the Secured Parties, as they deem necessary or advisable in connection with this amendment and restatement of the Existing Credit Agreement, and each Lender hereby agrees to be bound by the Intercreditor Agreement and such Pledge Agreement as it may from time to time be so amended or modified and in effect in accordance with its terms.  The Administrative Agent, the Collateral Agent, the Borrower, each Lender and FIH hereby affirm that the Intercreditor Agreement is in full force and effect as of the date hereof and that the term “Original Credit Agreement” as defined in the Intercreditor Agreement shall mean this Agreement, as amended, restated, supplemented or otherwise modified from time to time, and further agree that the Intercreditor Agreement shall be construed in accordance with and governed by the law of the State of New York.  Each Lender hereby affirms the authority of the Administrative Agent or Collateral Agent, as applicable, to enter into the Intercreditor Agreement and Security Documents, as applicable, in their respective capacities as Administrative Agent and Collateral Agent acting on behalf of the Secured Parties, and agrees that it is bound thereby as applicable.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower or any Subsidiary Borrower, to it at Sauer-Danfoss Inc., 250 Parkway Drive, Suite 270, Lincolnshire, Illinois 60069, Attention of Charles M. Cohrs (Telecopy No. 847-876-1763), with a copy to Treasury Manager (Telecopy No. 49 4321 871 121);

(ii)           if to the Administrative Agent or Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services, 10 South Dearborn, 19th Floor, Chicago, Illinois 60603-2003, Attention of Claudia Kech (Telecopy No. 312-385-7096), with a copy to J.P. Morgan Europe Limited, Loan and Agency Services Group, 125 London Wall, 9th Floor, London EC2Y 5AJ United Kingdom, Attention of Stephen Clarke (Telecopy No. 44 207 7772360);

(iii)          if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services, 10 South Dearborn, 19th Floor, Chicago, Illinois 60603-2003, Attention of Claudia Kech (Telecopy No. 312-385-7096); and

(iv)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement, the Parent Guaranty, the Subsidiary Guaranty nor the Pledge Agreement nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the

Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release all or substantially all of the Collateral or, except in connection with a transaction permitted by Section 6.03, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c)           Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.09(d) to be delivered in connection with an increase to the aggregate Commitment, the Administrative Agent, the Borrower and the new or existing Lenders whose Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto and the new Lenders) solely for the purpose of reflecting any new Lenders and their new Commitments and any increase in the Commitment of any existing Lender.

(d)           If, in connection with any proposed waiver, amendment or modification of any of the provisions of this Agreement as contemplated by clauses (i) through (vi) of Section 9.02(b), the consent of the Required Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then the Borrower may, at its sole expense and effort (including payment of the assignment fee payable pursuant to Section 9.04), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and shall grant its consent to the proposed waiver, amendment or modification; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld or delayed and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

(e)           Notwithstanding the foregoing, upon the request of the Borrower and without the further consent of the Secured Parties, the Collateral Agent shall, if needed and as appropriate, enter into an amendment and/or restatement of the applicable Security Documents to provide for the grant of an equal and ratable Lien in the Collateral to secure any FIH Sharing Debt; provided that such modifications shall be made and such Lien shall be granted by the Borrower only substantially contemporaneously with the assumption of such Indebtedness by the Borrower and the release of the applicable Subsidiary therefrom; and further provided that such modifications shall be on terms and conditions satisfactory to the Administrative Agent and the Collateral Agent and shall be contingent upon the Administrative Agent and FIH having entered into such additional intercreditor arrangements, if any, as the Administrative Agent shall have requested (it being understood that the Administrative Agent is hereby authorized by the Secured Parties to enter into such agreements on its and their behalf).

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought by reference to the aggregate outstanding Term Loans and aggregate Revolving Commitments (or, if the Revolving Commitments have terminated, aggregate Revolving Credit Exposure)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender which is in the business of extending or holding commercial credit, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender which is in the business of extending or holding commercial credit or an Approved Fund, or of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment; and

(C)           the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of any Term Loan.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of an assignment of Revolving Commitment or Revolving Loans, and not less than $1,000,000, in the case of an assignment of a Term Loan, unless in either case each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of all or a part of the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans not in proportion to its rights and obligations in respect of another Class of Commitments or Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto (if not already) and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  Except as provided in Section 9.04(d), no assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)           Notwithstanding anything to the contrary contained herein, no Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any promissory note issued hereunder to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or the central bank of a European Union member, and the other provisions of this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the

Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any of the Borrowers against any of and all the obligations of such Person now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of

New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their respective properties in the courts of any jurisdiction.

(c)           Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner (other than by electronic communication) provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) is or becomes publicly available other than as a result of a breach of this Section or (ii) is or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Person, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.15.  Conversion of Currencies.  (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16.  Collateral Agent as Joint Creditor.

(a)           The Borrower, the Administrative Agent and each of the Lenders agree that the Collateral Agent, to the extent the Collateral Agent is not a creditor itself, shall be the joint creditor (together with the relevant Lender) of each and every obligation of the Borrower in full towards each or any of the Administrative Agent and the Lenders under each and every Credit Document, and that accordingly the Collateral Agent will have its own independent right to demand performance by the Borrower of those obligations (the obligations owed to the Collateral Agent as joint creditor hereinafter referred to as the “Parallel Debt”).  However, a discharge of any such obligation to one of the Collateral Agent, the Administrative Agent or a Lender shall, to the same extent, discharge the corresponding obligation owing to the other and the Collateral Agent shall promptly remit to the applicable Lender or the Administrative Agent any amounts received in payment of the Parallel Debt related to such Person.

(b)           Without limiting or affecting the Collateral Agent’s rights against the Borrower (whether under this Section or under any other provision of the Credit Documents), the Collateral Agent agrees with each Lender (on a several and divided basis) that, subject to the next sentence, it will not exercise its rights as a joint creditor with a Lender except with the consent of such Lender and each Lender may exercise its rights relating to obligations owed it under the Credit Documents independently of, and without the consent of, the Collateral Agent.  Nothing in the previous sentence shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated hereby and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

(c)           For purposes of this Section 9.16, in relation to all Security Documents governed by German law (the “German Security Documents”), the Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust.  The collateral granted under the German Security Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

SECTION 9.17.  Appointment.  Each Subsidiary Borrower hereby authorizes and empowers the Borrower to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including borrowing requests and interest elections hereunder) and other communications in connection with the this Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of this Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

SECTION 9.18.  Know Your Customers.

(a)           If:

(i)            the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)           any change in the status of a Borrower or the composition of the shareholders of a Borrower after the date of this Agreement; or

(iii)          a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obligates the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Applicable Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or cause to be supplied, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the Transactions.

(b)           Each Lender shall promptly upon the request of the Administrative Agent supply such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the Transactions.

(c)           Following the designation of any Subsidiary Borrower pursuant to Section 2.20, if the addition of such Subsidiary Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or cause to be supplied, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the addition of such Subsidiary to this Agreement as a Subsidiary Borrower.

SECTION 9.19.  Amendment and Restatement.

(a)           On the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety hereby.  The parties hereto acknowledge and agree that (i) this Agreement, any notes delivered pursuant to Section 2.10(g) and the other Credit Documents executed and delivered in connection herewith do not constitute a novation or termination of the obligations under the Existing Credit Agreement as in effect prior to the Effective Date and (ii) such obligations are in all respects continuing with only the terms thereof being modified as provided in this Agreement.

(b)           Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrowers contained in the Existing Credit Agreement, the Borrowers acknowledge and agree that any causes of action or other rights created in favor of any Lender and its successors arising out of the representations, warranties and covenants of the Borrowers contained in or delivered (including representations, warranties and covenants delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Existing Credit Agreement shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that the Borrowers’ monetary obligations under the Existing Credit Agreement in respect of the loans and letters of credit thereunder shall on and after the Effective Date be evidenced by this Agreement as provided in Article II hereof.

(c)           All indemnification obligations of the Borrowers pursuant to the Existing Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

SECTION 9.20.  German Tax Confirmation.

(a)           Upon the written request of a Subsidiary Borrower tax-resident in Germany (each a “German Borrower”), and additionally as provided in paragraph (d) below, each Lender shall, to the extent it may lawfully do so, as soon as reasonably practicable, issue a confirmation in substantially the form attached hereto as Exhibit E (each a “Tax Confirmation”), but not more than once a year unless the Borrower demonstrates to the satisfaction of the Administrative Agent that more than one Tax Confirmation is required in a particular year, in order to enable the respective German Borrower to provide such information as it deems appropriate to the German tax authorities regarding the absence of any back-to-back financing within the meaning of the public decrees of the tax authorities (the “Decrees”) to Section 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz) dated 15 July 2004 and 22 July 2005.

(b)           Each German Borrower will forward to the Lenders such information which may be reasonably required by any Lender (based on the then applicable practice of the German tax authorities) to enable such Lender to issue the Tax Confirmation.  No Tax Confirmation issued by a Lender shall contain any statements that such Lender is not permitted to issue by law, administrative rule or regulation of the jurisdiction to which such Lender or any of its Affiliates is subject.

(c)           Each of the Borrowers confirms to each Lender and to the Administrative Agent that the Tax Confirmations will be issued by the Lenders, to the extent they may lawfully do so, exclusively at the request of the relevant German Borrower and solely for providing information to the German tax authorities regarding the absence of any back-to-back-financing pursuant to the Decrees with respect to the Credit Documents and that neither the Lenders nor the Administrative Agent are responsible for examining the Borrowers’ tax position or for achieving any certain tax treatment of the Borrowers.  Furthermore, each of the Borrowers confirms to each Lender and to the Administrative Agent that a Tax Confirmation is not given for the Borrowers to rely on, but only for delivery to the competent tax authorities and that, therefore, none of the Borrowers will raise any claims against a Lender or the Administrative Agent based on, or in connection with, a (correct or incorrect) Tax Confirmation.  No Lender will be, and neither the Administrative Agent nor the Collateral Agent will be, liable for any loss, expense or any other cost whatsoever incurred or suffered by any of the Borrowers as a consequence of any delivery or failure to deliver a Tax Confirmation by a Lender (or by the Administrative Agent on behalf of a Lender) or for any other action taken as contemplated by this Section 9.20.  The Lenders may conclusively rely on instructions of the Administrative

Agent and the Collateral Agent for the completion of the Tax Confirmations as to matters other than the name and jurisdiction of each Lender.

(d)           Each Lender, to the extent it may lawfully do so, will issue an amended form of Tax Confirmation to be reasonably agreed upon in the event that the tax laws (or the official interpretation of them by the German tax administration) applicable as of the Effective Date are amended.  Each Lender is permitted to issue an adjusted Tax Confirmation at any time, and, in particular, in respect of any amendment to the Credit Documents, and the Lenders are not bound by any confidentiality or secrecy requirement hereunder or under any applicable laws, regulations or practice in respect of any information in that respect requested by, and provided by them to, any tax authority.

(e)           Any costs and expenses reasonably incurred by any Lender in connection with the provision of the Tax Confirmations (including reasonable fees, charges and disbursements of counsel to such Lender) will be borne by the relevant German Borrower.  The Borrower will indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender or any of them from any claims raised against them on the grounds of having issued a Tax Confirmation and against any related losses, damages, liabilities and expenses (including the reasonable fees, charges and disbursements of counsel).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

SAUER-DANFOSS INC.

By	/s/ Karl J. Schmidt
Name:	Karl J. Schmidt
Title:	Executive Vice President and Chief Financial
Officer

SAUER-DANFOSS HOLDING APS

By	/s/ Karl J. Schmidt
Name:	Karl J. Schmidt
Title:	Chairman

By	/s/ Charles M. Cohrs
Name:	Charles M. Cohrs
Title:	by Power of Attorney

SAUER-DANFOSS GMBH & CO. OHG

By	/s/ John N. Langrick
Name:	John N. Langrick
Title:	Director of Finance Europe

By	/s/ Achim Heinzer
Name:	Achim Heinzer
Title:	Director of Human Resources

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Collateral Agent

By	/s/ Nathan L. Bloch
Name:	Nathan L. Bloch
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

Deutsche Bank Luxembourg S.A.

By	/s/ Inge Palzer
Name:	Inge Palzer
Title:	Vice President

By	/s/ Thomas Schroeter
Name:	Thomas Schroeter
Title:	Associate

[Signature Page to Amended and Restated Credit Agreement]

Danske Bank A/S

By	/s/ Mogens Olesen
Name:	Mogens Olesen
Title:	Senior Vice President

By	/s/ Ole Hatting
Name:	Ole Hatting
Title:	Chief Legal Counsel

[Signature Page to Amended and Restated Credit Agreement]

Wells Fargo Bank, National Association

By	/s/ Casey A. Cason
Name:	Casey A. Cason
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

LaSalle Bank National Association

By	/s/ Marlee Zweigbaum
Name:	Marlee Zweigbaum
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

COMMERZBANK AKTIENGESELLSCHAFT.

By	/s/ Frank Lück
Name:	Frank Lück
Title:	Vice President

By	/s/ Martin Reinhardt
Name:	Martin Reinhardt
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

Landesbank Hessen-Thüringen Girozentrale

By	/s/ Marcus Winkler
Name:	Marcus Winkler
Title:	Vice President

By	/s/ Peter Wambold
Name:	Peter Wambold
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

Mizuho Corporate Bank (Germany)
Aktiengesellschaft

By	/s/ Andreas Tretzmüller
Name:	Andreas Tretzmüller
Title:	Director

By	/s/ Uwe Schneider
Name:	Uwe Schneider
Title:	Associate

[Signature Page to Amended and Restated Credit Agreement]

The Royal Bank of Scotland plc acting as agent for National Westminster Bank Plc

By	/s/ Jason Driscoll
Name:	Jason Driscoll
Title:	Relationship Director

[Signature Page to Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA

By	/s/ Mark S. Gronich
Name:	Mark S. Gronich
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

Tatra banka, a.s.

By	/s/ Dkfm. Rainer Franz
Name:	Dkfm. Rainer Franz
Title:	Chairman of the Board of Management

By	/s/ Ing. Miroslav Ulicny
Name:	Ing. Miroslav Ulicny
Title:	Deputy Chairman of the Board of Managing
Directors and Deputy Chief Executive Officer

[Signature Page to Amended and Restated Credit Agreement]

FIH Erhvervsbank A/S, Finance for Danish Industry

By	/s/ Keld Nybo Jensen
Name:	Keld Nybo Jensen
Title:	First Vice President

By	/s/ Per Mikkelsen
Name:	Per Mikkelsen
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

Schedule 1.01

PRICING SCHEDULE

APPLICABLE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurocurrency Spread	0.500%	0.625%	0.750%	0.875%	1.125%
ABR Spread	0%	0%	0%	0%	0%
Commitment Fee Rate	0.125%	0.150%	0.175%	0.200%	0.250%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.01 of this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.25 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.75 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.25 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 2.75 to 1.00.

“Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, or Level V Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials.  Adjustments, if any, to the

1

Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials.  If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Credit Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five Business Days after such Financials are so delivered.

2

Schedule 2.01

Commitments

Lender	Revolving Commitment	Term Commitment

JPMorgan Chase Bank, N.A.*	$36,000,000.00	€4,759,638.30
Deutsche Bank Luxembourg S.A.*	$35,571,428.57	€4,702,975.91
Danske Bank A/S*	$35,571,428.57	€4,702,975.91
Wells Fargo Bank, National Association*	$31,714,285.72	€4,193,014.66
LaSalle Bank National Association*	$31,714,285.72	€4,193,014.66
Commerzbank AG*	$20,142,857.14	€2,663,130.94
Landesbank Hessen-Thuringen*	$20,142,857.14	€2,663,130.94
Mizuho Corporate Bank*	$20,142,857.14	€2,663,130.94
Royal Bank of Scotland Plc*	$20,142,857.14	€2,663,130.94
Royal Bank of Canada*	$20,142,857.14	€2,663,130.94
Tatra Bank, A.S.*	$20,142,857.14	€2,663,130.94
FIH Erhvervsbank A/S	$8,571,428.58	€1,133,247.21
Total	$300,000,000.00	€39,663,652.23

*Existing Lender

Schedule 3.05

Subsidiaries of Sauer-Danfoss Inc.

(direct or indirect ownership 100% unless otherwise noted)

Name of Subsidiary	Interest of Borrower	Direct Owner if not Borrower	Type of Entity
Sauer-Danfoss (US) Company			Delaware Corporation
Hydro-Gear, Inc.	(60)%	Sauer-Danfoss (US) Company	Delaware Corporation
Hydro-Gear Limited Partnership	(60)%	Sauer-Danfoss (US) Company	Illinois Limited Partnership
TSD Integrated Controls LLC	(50.1)%	Sauer-Danfoss (US) Company	Delaware Limited Liability Company
Sauer-Danfoss Ltda.		Sauer-Danfoss (US) Company (10%) & Borrower (90%)	Brazil Limited Liability Company
Sauer-Danfoss Hidraulica Mobil Ltda.		Sauer-Danfoss Ltda.	Brazil Corporation
Sauer-Danfoss Shanghai Hydrostatic Transmission Co., Ltd.	(60)%		China Corporation
Sauer-Danfoss Shanghai Co. Ltd			China Corporation
Sauer-Danfoss Holding ApS			Denmark Corporation
Sauer-Danfoss BVBA		Sauer-Danfoss Holding ApS	Belgium Corporation
Sauer-Danfoss ApS		Sauer-Danfoss Holding ApS	Denmark Corporation
Oy Sauer-Danfoss AB		Sauer-Danfoss Holding ApS	Finland Corporation
Sauer-Danfoss S.A.S		Sauer-Danfoss Holding ApS	France Corporation
Sauer-Danfoss (Berching) GmbH		Sauer-Danfoss Holding ApS	Germany Corporation
Sauer-Danfoss (Kaiserslautern) GmbH		Sauer-Danfoss Holding ApS	Germany Corporation
Sauer-Danfoss India Private Limited		Sauer-Danfoss Holding ApS	India Corporation
Sauer-Danfoss S.r.l.		Sauer-Danfoss Holding ApS	Italy Corporation
Sauer-Danfoss BV		Sauer-Danfoss Holding ApS	Netherlands Corporation
Sauer-Danfoss A/S		Sauer-Danfoss Holding ApS	Norway Corporation
Sauer-Danfoss sp.z.o.o.		Sauer-Danfoss Holding ApS	Poland Corporation
Sauer-Danfoss (Älmhult) AB		Sauer-Danfoss Holding ApS	Sweden Corporation
Sauer-Danfoss AB		Sauer-Danfoss (Älmhult) AB	Sweden Corporation
Integrated Control Technologies Ltd.		Sauer-Danfoss Holding ApS	U.K. Corporation
Sauer-Danfoss-Daikin Ltd.	(65)%	Sauer-Danfoss Holding ApS	Japanese Corporation
Sauer-Danfoss Pty Ltd.	(65)%	Sauer-Danfoss-Daikin Ltd.	Australian Corporation
Sauer-Danfoss-Daikin Ltd.	(65)%	Sauer-Danfoss-Daikin Ltd.	Korean Corporation
Sauer-Danfoss Pte. Ltd.	(65)%	Sauer-Danfoss-Daikin Ltd.	Singapore Corporation
Sauer-Danfoss-Daikin Mobile Hydraulics (Shanghai) Co., Ltd.	(65)%	Sauer-Danfoss-Daikin Ltd.	China Corporation
Sauer-Danfoss GmbH & Co. OHG			Germany Partnership
Sauer-Danfoss GmbH			Germany Corporation
Sauer-Danfoss Informatik GmbH		Sauer-Danfoss GmbH	Germany Corporation
Sauer-Danfoss SA		Sauer-Danfoss GmbH	Spain Corporation
Sauer-Danfoss a.s.		Sauer-Danfoss GmbH	Slovakia Corporation
Merkur Hydraulika s.r.o		Sauer-Danfoss a.s.	Slovakia Corporation
Sauer-Danfoss (Bologna) SpA			Italy Corporation
Sauer-Danfoss Ltd			U.K. Corporation
Sauer-Danfoss (Swindon) Ltd.		Sauer-Danfoss Ltd	U.K. Corporation
SDUK Ltd.		Sauer-Danfoss Ltd	U.K. Corporation

Schedule  3.10

Sauer-Danfoss Inc.

Foreign Pension Plan Matters

Germany
Plan Name:	Company Pension Scheme of Sauer-Danfoss Gmbh & Co
Total Liabilities as of June 30, 2006:	€35,040,000
Total Assets as of June 30, 2006:	€0 (The plan is unfunded)
Funding Requirement:	None is required at this time

A second pension related plan of Sauer-Danfoss Gmbh & Co., which allows employees of a certain age to take partial retirement over a period of years (“Altersteilziet”), is funded using an insurance company and purchasing money-market units which are held in trust for the employee. As at June 30, 2006, the accrued costs of the plan were Euros 820.000 and set against this were assets of Euros 659.000. A third pension-related plan of Sauer-Danfoss Gmbh & Co., a flexible working arrangement whereby hours are banked in an accrual on the balance sheet of the company and added to or released according to working requirements (“Lebensarbeitszeitkonten”), is in its infancy and the accrued liabilities vary depending upon factory activity. There are no assets allocated to these liabilities.

DEBT BY COMPANY	Schedule 6.01

											Facility	Facility
					Amount			Facility	Facility		in Currency	in USD
Debt Type	Facility Type	Counterparty	Cur	Amount	in USD	CASH MGT LINES		in Currency	in USD		Going fwd	Going fwd

Fixed Debt	Bilateral Loan	FIH Erhvervsbank A/S	Eur	Indebtedness referred to in Clause (b) of FIH Sharing Debt

Month end Nov 2005

BANK DEBT (per current definition)

Company: Sauer-Danfoss (US) Company
Fixed Debt	Private Placements	Massach Mutual Life Ins Comp	USD	-10,800,000	-10,800,000
Fixed Debt	Private Placements	CM Life Insurance Comp	USD	-1,200,000	-1,200,000
Fixed Debt	Private Placements	Allstate Life Insurance Comp	USD	-20,000,000	-20,000,000
Fixed Debt	Private Placements	Jefferson-Pilot Life Ins Comp	USD	-7,500,000	-7,500,000
Fixed Debt	Private Placements	Keyport Life Insurance Comp	USD	-7,500,000	-7,500,000
Var. Debt	Syndicate Loan	Deutsche Bank Luxembourg	USD	-10,000,000	-10,000,000
Var. Debt	Syndicate Loan	Deutsche Bank Luxembourg	USD	-10,000,000	-10,000,000
Var. Debt	Syndicate Loan / Ancillary	Bank One	USD	-700,000	-700,000	Bank One	USD	16,000,000	16,000,000	USD	0	0
Var. Debt	Syndicate Loan / Ancillary	Lasalle Bank	USD	-5,600,000	-5,600,000	LaSalle	USD	10,000,000	10,000,000	USD	0	0
Fixed Debt	Forgivable Loan	to Douglas County	USD	-20,000	-20,000
					-73,320,000

Company: Sauer-Danfoss Inc
Var. Debt	Danske Bank Revolver	Danske Bank	USD	-26,500,000	-26,500,000

Company: Sauer-Danfoss Holding ApS (Denmark)
Var. Debt	Danske Bank Revolver	Danske Bank	EUR	-34,000,000	-40,160,800
Var. Debt	Syndicate Loan	Deutsche Bank Luxembourg	EUR	-68,000,000	-80,321,600
Var. Debt	Syndicate Loan / Ancillary	WestLB	EUR	-10,622	-12,546	West LB	EUR	5,000,000	5,906,000	EUR	0	0
Var. Debt	Syndicate Loan / Ancillary	Royal Bank of Scotland	GBP	-599,566	-1,032,512	RBoS	GBP	1,000,000	1,722,100	GBP	1,500,000	2,583,150	Designated as renewable debt
					-121,527,458

Company: Sauer-Danfoss ApS (Denmark)
Var. Debt	Danske Bank Revolver	Danske Bank	EUR	-13,500,000	-15,946,200

Company: Sauer-Danfoss GmbH & Co. OHG (Germany)
Var. Debt	Syndicate Loan / Ancillary	Commerzbank	EUR	-2,045,714	-2,416,397	Commerzbank	USD	4,000,000	4,000,000	EUR	5,500,000	6,496,600	Designated as renewable debt
Var. Debt	Syndicate Loan / Ancillary	Hypo Vereinsbank	EUR	-4,044	-4,777	HVB Bank	USD	4,000,000	4,000,000	USD	0	0
Fixed Debt	Amortizing Loan	Hypo Vereinsbank	EUR	-649,596	-767,303
Fixed Debt	Amortizing Loan	Deutsche Bank	EUR	-3,965,000	-4,683,458
					-7,871,935

Company: Sauer-Danfoss GmbH (Germany)
Var. Debt	Syndicate Loan / Ancillary	Deutsche Bank	EUR	-4,400,000	-5,197,280	Deutsche Bank	EUR	7,915,098	9,349,314	EUR	0	0
Fixed Debt	Amortizing Loan / Ancillary	Deutsche Bank	EUR	-3,325,000	-3,927,490	Deutsche Bank	EUR	3,325,000	3,927,490	EUR	0	0
Fixed Debt	Bullet Loan	Danske Bank	EUR	-5,112,919	-6,039,380
Fixed Debt	Amortizing Loan	IKB Bank	EUR	-5,414,581	-6,395,703
Fixed Debt	Amortizing Loan	HSH Nordbank	EUR	-1,804,860	-2,131,901
Fixed Debt	Bullet Loan	IKB Bank	EUR	-4,806,144	-5,677,017
					-29,368,771

Company: Sauer-Danfoss BVBA (Belgium)
Fixed Debt	Amortizing Loan	KBC Bank	EUR	-260,288	-307,452

Company: Comatrol SpA (Italy)
Fixed Debt	Amortizing Loan	Credito Emiliano	EUR	-82,972	-98,007

Company: Sauer-Danfoss India
Fixed Debt	Amortizing Loan	HSBC Bank	INR	-76,800,000	-1,677,295								Designated as renewable debt

				TOTAL DEBT	-276,617,119

											Facility	Facility
					Amount			Facility	Facility		in Currency	in USD
Debt Type	Facility Type	Counterparty	Cur	Amount	in USD	CASH MGT LINES		in Currency	in USD		Going fwd	Going fwd

BANK OVERDRAFTS / NOTES PAYABLE (per current definition)

Sauer-Danfoss Holding ApS (also othe Danish overdraft lines)		Danske Bank	USD	-10,719,109	-10,719,109	Danske Bank	DKK	224,000,000	35,459,309	DKK	200,000,000	31,660,097	Designated as renewable debt

Sauer-Danfoss Holding ApS		Deutsche Bank	EUR	-107,833	-127,373	Deutsche Bank	EUR	12,642,000	14,932,730	EUR	10,000,000	11,812,000	Designated as renewable debt

Sauer-Danfoss-Daikin Ltd (JPN)			JPY	-760,000,000	-6,396,230	Bank of Tokyo Mitsub.	JPY	400,000,000	3,366,437	JPY	400,000,000	3,366,437	Designated as renewable debt
						Sumitomo Mitsui Bank	JPY	1,200,000,000	10,099,310	JPY	800,000,000	6,732,873	Designated as renewable debt

Daikin-S-D Manufacturing Ltd. (OSK)			JPY	-120,000,000	-1,009,931	Sumitomo Mitsui Bank	JPY	600,000,000	5,049,655	JPY	600,000,000	5,049,655	Designated as renewable debt

Sauer-Danfoss India			INR	-46,000,000	-1,004,630	HSBC India	INR	155,000,000	3,385,166	INR	155,000,000	3,385,166	Designated as renewable debt
						Deutsche Bank	INR	10,000,000	218,398	INR	10,000,000	218,398	Designated as renewable debt

Sauer-Danfoss a.s. (Slovakia)		Tatra Banka	SKK	-59,045,000	-1,801,471	Tatra Banka	SKK	110,000,000	3,356,114	SKK	110,000,000	3,356,114	Designated as renewable debt

Sauer-Danfoss A/S (Norway)		Danske Bank	NOK	-254,736	-38,210	Danske Bank	NOK	5,000,000	749,996	NOK	5,000,000	749,996	Designated as renewable debt

Sauer-Danfoss sp.z.o.o (Poland)		Danske Bank	PLN	-1,319,121	-392,047	Danske Bank	PLN	3,500,000	1,040,212	PLN	3,500,000	1,040,212	Designated as renewable debt

Sauer-Danfoss GmbH & Co OHG (Germany)		Deutsche Bank	USD	-131,000	-131,000

Miscellenous Europe		Various Banks	USD	-247,740	-247,740

BANK OVERDRAFTS / NOTES PAYABLE			USD		-21,867,741

TOTAL DEBT +							Designated as renewable debt
OVERDRAFTS			USD		-298,484,860		Cash Management Lines			USD		76.450,698

SAUER-DANFOSS INC.	end of November 2005
Schedule 6.02 - Existing Liens	(all amounts listed in thousands)

							Actual			Actual
							Debt *)			Debt *)
	Sauer-Danfoss				Original	Principal	Outstanding	USD	Principal	Outstanding
	Company	Country	Beneficiary	Security Description	Currency	Facility	(per 30/11/05)	rate	Facility	(per 30/11/05)

US	none

APAC	none

EUROPE	Sauer-Danfoss GmbH & Co OHG	Germany	IKB Bank	Mortgage debt on Neumunster production facility (Grundschuld Eintragung - 7757 / 7758 Abt.III Nr. 5-6; 7a)	Loan was paid of on June 30, 2005; in the process of effecting the security cancellation

	Sauer-Danfoss GmbH & Co OHG	Germany	HVB Bank	Security on machinery in Neumunster production facility	EUR	650	650	1.18	767	767

	Sauer-Danfoss GmbH	Germany	HSH Nordbank	Mortgage debt on Neumunster production facility (Grundschuld Eintragung 7757 / 7758 Abt III Abt. 2-10; Grundschuld 20899 Abt III Nr. 1-2)	EUR	1,805	1,805	1.18	2,132	2,132

	Sauer-Danfoss GmbH	Germany	IKB Bank	Mortgage debt on Neumunster production facility (Grundschuld Eintragung - Blatt 7757 / 7758 Abt.III Nr. 2-4; Blatt 20799 Abt.III Nr. 1-2)	EUR	10,221	10,221	1.18	12,073	12,073

	Sauer-Danfoss BVBA	Belgium	KBC Bank	Long-term loan (260,5TEUR) and overdraft facility (855,5TEUR) secured by mortgage on Belgian Sales Office property & building	EUR	1,116	292	1.18	1,318	345

	Sauer-Danfoss (Bologna) S.p.A.	Italy	BNL	Mortgage loan on Bologna production facility	Loan was paid of on June 30, 2005; BNL and our notary are in the process of effecting the security cancellation

	Comatrol S.p.A.	Italy	Credito Emiliano	Security on machinery in Reggio Emilia, Italy production facility.	EUR	83	83	1.18	98	98

							TOTAL		16,388	15,415

*) actual debt excludes accrued interest.

Schedule 6.08

Existing Restrictions

Name of Subsidiary	Restricting Agreement	Nature of Restriction

Sauer-Danfoss Inc.	Sauer-Danfoss Shanghai Hydrostatic Transmission Co., Ltd. Joint Venture Agreement	No Liens on interest.
	Agreement on Revolving Credit Facility – Danske Bank	No Liens on assets (waiver obtained).
	Loan Agreement – FIH	No pledge of securities (except of pledge under Security Agreements).
	Letter of Awareness – Danske Bank	No sale or pledge of share capital of Sauer-Danfoss GmbH without consent (waiver obtained)

Sauer-Danfoss (US) Company	Hydro-Gear Limited Partnership Agreement	No Liens on interest.
	Hydro-Gear Inc. Stockholders Agreement	No Liens on interest.
	TSD Integrated Controls LLC Operating Agreement	No Liens on interest.
	Note Purchase Agreement for 6.68% Senior Notes	No Liens on assets. No non-cash distributions.
	Note Purchase Agreement for 8.07% Senior Notes	No Liens on assets. No non-cash distributions.

Sauer-Danfoss Holding ApS	Agreement on Revolving Credit Facility – Danske Bank	No Liens on assets.
	Sauer-Danfoss-Daikin Ltd. Sales Amended and Restated Joint Venture Agreement	No Liens on interest.
	Daikin-Sauer-Danfoss Ltd. Amended and Restated Manufacturing Joint Venture Agreement	No Liens on interest.
	Loan Agreement – FIH	No pledge of securities (except of pledge under Security Agreements).

Sauer-Danfoss ApS	Agreement on Revolving Credit Facility – Danske Bank	No Liens on assets.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrowers:	Sauer-Danfoss Inc. and the Subsidiary Borrowers party to the Credit Agreement

4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of July 28, 2006 among Sauer-Danfoss Inc., the Subsidiary Borrowers party

(1)           Select as applicable.

thereto, the Lenders parties thereto and JPMorgan Chase Bank, National Association, as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage of Commitment/Loans Assigned(2)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                         , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Credit Parties and related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

(2)           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and](3) Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By
Title:

[Consented to:](4)

[NAME OF RELEVANT PARTY]

By
Title:

(3)           To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(4)           To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

[FORM OF DESIGNATION LETTER]

                     ,

JPMorgan Chase Bank, National Association, as Administrative Agent for the Lenders to the Credit Agreement referred to below

[                                                 ]

[                                                 ]

Attention:  [                            ]

Ladies and Gentlemen:

We refer to the Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of July 28, 2006 among Sauer-Danfoss Inc. (the “Borrower”), the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Designation Letter have the meanings ascribed thereto in the Credit Agreement.

The Borrower hereby designates [                        ] (the “Designated Subsidiary”), a Wholly-Owned Subsidiary of the Company and a [corporation] duly incorporated under the laws of [                ], as a “Subsidiary Borrower” in accordance with Section 2.20 of the Credit Agreement until such designation is terminated in accordance with Section 2.20 of the Credit Agreement.

The Designated Subsidiary hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Subsidiary Borrower under the Credit Agreement and agrees and confirms that, upon your execution and return to the Borrower of the enclosed copy of this letter, the Designated Subsidiary shall be a Subsidiary Borrower for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Subsidiary Borrower. The Designated Subsidiary hereby authorizes and empowers the Borrower to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including borrowing requests and interest elections under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

The Borrower hereby represents and warrants to the Administrative Agent and each Lender that, before and after giving effect to this Designation Letter, (i) the representations and warranties set forth in Article III of the Credit Agreement are true and correct on the date hereof as if made on and as of the date hereof and (ii) no Default has occurred and is continuing. The Designated Subsidiary represents and warrants that, in so far as they relate to such Designated Subsidiary, each of the representations and warranties set forth in Article III of the Credit Agreement is true and correct on the date hereof as if made on and as of the date hereof. This Designation Letter shall be governed by, and construed in accordance with, the internal laws (without regard to the conflict of laws provisions) of the State of New York. Without limiting any other provisions hereof, the Designated Subsidiary hereby submits to jurisdiction and makes the waivers and otherwise in all aspects agrees to the terms of Sections 9.09(b), (c) and (d) of the Credit Agreement as if fully set forth herein.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DESIGNATION LETTER, THE CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS DESIGNATION LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Very truly yours,

SAUER-DANFOSS INC.

By:
Name:
Title:

[NAME OF DESIGNATED SUBSIDIARY]

By:
Name:
Title:

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EXHIBIT C

[FORM OF TERMINATION LETTER]

                     ,

JPMorgan Chase Bank, National Association, as Administrative Agent for the Lenders to the Credit Agreement referred to below

[                                                 ]

[                                                 ]

Attention:  [                            ]

Ladies and Gentlemen:

We refer to the Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of July 28, 2006 among Sauer-Danfoss Inc. (the “Borrower”), the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Termination Letter have the meanings ascribed thereto in the Credit Agreement.

The Borrower hereby terminates the status as a Subsidiary Borrower of                           , a [corporation] incorporated under the laws of                           (the “Designated Subsidiary”), in accordance with Section 2.20 of the Credit Agreement, effective as of the date of receipt of this notice by the Administrative Agent. The undersigned hereby represent and warrant that all Loans made to the Designated Subsidiary and all related interest have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not terminate (a) any obligation of such Designated Subsidiary under the Credit Agreement that remains unpaid on the date hereof (including, without limitation, any obligation arising hereafter in respect of the Designated Subsidiary under Section 2.15, 2.16 or 2.17 of the Credit Agreement) or (b) the obligations of the Borrower under the Parent Guaranty with respect to any such unpaid obligations.

Very truly yours,

SAUER-DANFOSS INC.

By:
Name:
Title:

[SUBSIDIARY BORROWER]

By:
Name:
Title:

EXHIBIT D

MANDATORY COSTS RATE CALCULATION

1.             On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Mandatory Costs Rate”) for each Lender, in accordance with the paragraphs set out below. Such rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Mandatory Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

2.             The Mandatory Costs Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)           in relation to a Loan in Sterling:

AB + C(B-D) + E x 0.01

------------------------------        per cent per annum

100 - (A + C)

(b)           in relation to a Loan in any currency other than Sterling:

E x 0.01

----------         per cent per annum

Where:

A.            is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B.            is the percentage rate of interest (excluding the Applicable Rate for Eurocurrency Loans and the Mandatory Costs Rate and any additional rate of interest specified in Section 2.13(d) (Default Rate)) payable for the relevant Interest Period on the Loan.

C.            is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D.            is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest being Special Deposits.

E.             is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent

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rates of charge supplied by the Reference Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

3.             For the purposes of this Schedule:

(a)           Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

(b)           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(c)           “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(d)           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(e)           “Reference Lenders” means the London branch of each of JPMorgan Chase Bank, N.A., The Royal Bank of Scotland and Deutsche Bank AG.

(f)            “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

4.             In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent, will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

5.             If requested by the Administrative Agent, each Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Lender as being the average of the Fee Tariffs applicable to that Reference Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Lender.

6.             Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Mandatory Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

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(a)           the jurisdiction of its office through which it performs its obligations under the Agreement; and

(b)           any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

7.             The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 5 and 6 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

8.             The Administrative Agent shall have no liability to any person if such determination results in a Mandatory Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Lender pursuant to paragraphs 5 and 6 above is true and correct in all respects.

9.             The Administrative Agent shall distribute the additional amounts received on the basis of the Mandatory Costs Rate for each Lender based on the information provided by each Lender and each Reference Lender pursuant to paragraphs 5 and 6 above.

10.           Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

11.           The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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EXHIBIT E

FORM OF GERMAN TAX CONFIRMATION

Bescheinigung		Tax Confirmation
zur Vorlage beim Finanzamt für Zwecke des § 8a Körperschaftsteuergesetz (KStG)		for presentation to the tax authority for the purpose of Section 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz, KStG)

Sie hatten die [•] („Darlehensgeber”) gebeten, zur Vorlage beim Finanzamt für Zwecke des § 8a KStG eine Bescheinigung auszustellen. Hierzu erklären wir, dass uns bezüglich der Betriebsmittellinie [•/Vertragsnummer; Kreditnummer; Kontonummer] vom [•] (Datum des Vertragsschlusses) in Höhe von EUR [•] („Finanzierung”) an [•] die („Kreditnehmer”)

You have asked              (“Bank/Savings Bank”) to issue a Certification for presentation to the Tax Office for the purposes of the Corporation Tax Law. We hereby declare that regarding the mixed limit / loan / short-term operating credit line        (contract number; loan number; account number) of              (date of the conclusion of the contract) in the amount of EUR             (“Loan”) to the [XY] (“Borrower”)

☐	keine Sicherheiten an Kapitalforderungen von anderen Personen als dem Kreditnehmer gewährt wurden.	☐	No securities on capital claims of persons other than the Borrower have been granted.

☐	die nachfolgend aufgeführten Sicherheiten von anderen Personen als dem Kreditnehmer gewährt wurden:	☐	The following securities have been granted by persons other than the Borrower:

1	Dingliche Sicherheiten	1	Security in rem

☐	Pfandrechte (z.B. an Einlagen)	☐	Pledges / Liens (e.g. of deposits)

☐	Sicherungsabtretungen (z.B. Einzelabtretung von Forderungen)	☐	Assignments (e.g. assignments of receivables)

2	Personalsicherheiten (z.B. Bürgschaft, Garantie, Schuldmitübernahme)	2.	Personal security (e.g. surety, guarantee, assumption of debt)

	verbunden mit folgenden/r:		linked with the following:

☐	dinglichen Sicherheiten (z.B. an Einlagen)	☐	securities in rem (e.g. on deposits)

☐	Sicherungsabtretungen (z.B. Einzelabtretung von Forderungen; Global-/Mantelabtretung von Forderungen)	☐	Assignments (e.g. assignments of receivables; global assignments)

☐	Unterwerfung unter die sofortige Zwangsvollstreckung mit dem gesamten Vermögen oder hinsichtlich einzelner Vermögensgegenstände	☐	Submission to immediate foreclosure in respect of all or certain assets

☐	vereinbarten Verfügungsbeschränkungen	☐	Agreed restraints on disposal

☐	sonstigen Vereinbarungen (z.B. Pfandrechte nach den Allgemeinen Geschäftsbedingungen)	☐	Other agreements (e.g. pledges/liens under the General Standard Terms and Conditions)

3.	Sicherheiten der o.g. Art, auf die während des bestehenden Darlehensverhältnisses verzichtet wurde	3.	Securities as mentioned above that have been waived during the term of the Loan

Sonstige Anmerkungen		Further comments

Diese Bescheinigung enthält nur solche Angaben, die dem beim Darlehensgeber mit der vorgenannten Finanzierung betrauten Personenkreis bekannt sind.		This Tax Confirmation is based solely on information that is known to the Lender’s employees who have worked on the Financing.

Der Darlehensgeber übernimmt mit dieser		By providing this Tax Confirmation, and legal

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Erklärung – bereits aus rechtlichen Gründen – keine Beratung in steuerlichen Angelegenheiten. Insbesondere steht der Darlehensgeber nicht für den steuerlichen Erfolg ein, der mit dieser Bescheinigung angestrebt wird.

reasons, the Lender does not offer consultation on tax matters. In particular, the Lender will not be responsible or liable for the achievement of any tax benefits which are the objective of this Tax Confirmation.

Die deutsche Version dieser Bestätigung ist bindend.	The German version of this Tax Confirmation shall prevail.

[Firma des Darlehensgebers]	[Name of Lender]
i.A.	by:
[Name]	[Name]
[Titel]	[Function]

[Datum]	[Date]
[Unterschrift]	[Signature]

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